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 FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person(1) 2. Date of Event Requiring  4. Issuer Name and Ticker or         6. If Amendment, Date
    Rojas       Francisco      J.              Statement                   Trading Symbol                       of Original
----------------------------------------       (Month/Day/Year)            Worldwide Medical Corporation WMED   (Month/Day/Year)
     (Last)     (First)     (Middle)             12/24/01               -------------------------------------
    67 Charleston Lane                      --------------------------- 5. Relationship of Reporting         -----------------------
----------------------------------------    3. IRS Identification          Person to Issuer                  7. Individual or Joint/
             (Street)                          Number of Reporting         (Check all applicable)               Group Filing (Check
    Coto de Caza, CA 92679                     Person, if an Entity       X   Director          10% Owner       applicable line)
--------------------------------------         (Voluntary)              -----            -----                 X    Form Filed by
      (City)      (State)      (Zip)                                          Officer           Other        -----  One Reporting
                                           ---------------------------  ----- (give      -----  (specify            Person
                                                                              title below)      below)              Form Filed by
                                                                                                             -----  More Than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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   Common Stock                                    290,160                            D
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
                                              (Print or Type Responses)
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
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Securities          Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Options                      10/31/01   10/30/06    Common Stock      10,000         .35              D
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Explanation of Responses:


                                                                                       /s/ FRANCISCO J. ROJAS            12/26/01
                                                                                 -----------------------------------  --------------
                                                                                   Signature of Reporting Person(1)        Date
(1)   Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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